Calculation of Filing Fee Tables
S-8
StoneX Group Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.01 par value per share	Other	3,469,000	$ 89.67	$ 311,065,230.00	0.0001531	$ 47,624.09
Total Offering Amounts:						$ 311,065,230.00		$ 47,624.09
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 47,624.09
Offering Note
[1]	(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"),this Registration Statement shall also cover any additional shares of common stock of StoneX Group Inc. (the "Registrant") that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's common stock. (b) The Amount Registered represents 3,469,000 additional shares of the Registrant's common stock reserved for issuance under the 2022 Omnibus Incentive Compensation Plan (as amended, the "2022 Plan"). (c) The Proposed Maximum Offering Price Per Unit is estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the 2022 Plan, on the basis of the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Global Select Market ("Nasdaq") on May 1, 2025, which date is within five business days prior to filing this Registration Statement. (d) The Amount of Registration Fee is rounded to the nearest cent. (e) The Registrant does not have any fee offsets.